Exhibit 99.1

                     Tasty Baking Company Reports Net Sales
                    Growth of 3.3% in the First Quarter 2007

         Sales Volume Increased 3.5% versus the Prior Comparable Period

    PHILADELPHIA--(BUSINESS WIRE)--May 9, 2007--Tasty Baking Company (NasdaqGM: TSTY) today reported net sales of $44.3 million for its 13-week first quarter ended on March 31, 2007, a 3.3% increase over the $42.9 million reported for the first quarter last year. Net income was $0.9 million in the first quarter of 2007 compared to $1.0 million in the first quarter of 2006. Net income per fully-diluted share in the first quarter 2007 was $0.11 versus $0.12 in the first quarter of fiscal 2006.

                         FINANCIAL HIGHLIGHTS
----------------------------------------------------------------------
                          FIRST QUARTER 2007
----------------------------------------------------------------------
$ in millions, except per share data
(unaudited)
                                      2007       2006
                                    ---------- ----------
                                    13-Week Q1 13-Week Q1 % Change(1)
                                    ---------- ---------- ------------
Gross Sales                             $70.4      $69.3          1.5%
            Discounts & Allowances      $26.1      $26.4         -1.4%
Net Sales                               $44.3      $42.9          3.3%
                   Route Net Sales                                0.4%
               Non-route Net Sales                               13.6%
Gross Margin %(2)                        33.2%      33.9% -0.7% points
Net Income                               $0.9       $1.0         -8.2%
Net Income per Fully-diluted Share      $0.11      $0.12         -8.3%
EBITDA(3)                                $3.3       $3.4         -2.7%

(1) Percentages may not calculate due to rounding
(2 )Based on net sales less cost of sales and depreciation
(3 )Earnings before net interest expense, income taxes, depreciation and amortization (reconciliation table of GAAP Net Income to EBITDA, a non-GAAP financial measure, is provided below)
----------------------------------------------------------------------

    Charles P. Pizzi, president and chief executive officer of Tasty Baking Company, said, "We delivered solid net sales and profit results on a volume increase of 3.5% in the first quarter of 2007. We believe that we are building a foundation for sustainable volume growth through increased investment in brand-building. As we move forward in 2007, we expect to continue leveraging product innovation and marketing support to further improve sales growth."

    PRELIMINARY GUIDANCE FOR FISCAL 2007

    Fiscal 2007 net sales are expected to increase 3.0% to 5.0% versus fiscal 2006. While the company expects solid growth in gross profit, the net sales gain will be partially offset by increased commodity costs to the business. Selling, general and administrative expense is also expected to increase compared to 2006 but at a lower rate than the net sales growth. The guidance provided does not reflect potential costs associated with the implementation of a new manufacturing plan.

    RESULTS OF OPERATIONS - FIRST QUARTER 2007

    The company's 3.3% net sales increase in the first quarter of 2007 resulted from a 3.5% increase in unit volume sales. Non-route net sales in the first quarter of 2007 increased 13.6% versus the prior comparable period, benefiting from strong growth with existing direct customers and supported by expanded distribution with third-party distributors. Route net sales increased 0.4% versus the prior comparable period, driven by improved price realization as a result of lower discounts and allowances as a percentage of sales.

    Cost of sales, excluding depreciation, for the first quarter of 2007 increased 4.3% versus the first quarter of 2006. The increase in cost of sales was primarily driven by the volume increase as well as by a shift in sales mix. The impact of industry-wide cost increases for certain ingredients, including sugar, eggs and other commodity costs, was offset by a 5.5% reduction in fixed manufacturing expense. The company also benefited from recovery of certain insurance claims during the quarter.

    Gross profit increased 1.1% in the first quarter of 2007 compared to the first quarter of 2006. This increase resulted from higher sales volumes and improved net sales realization. However, the increased commodity costs led to a decrease in gross margin of 0.7% points when compared to the same period in 2006.

    Selling, general and administrative (SG&A) expenses in the first quarter 2007 increased 2.6% versus the comparable period last year. The increase was driven by a 22.9% increase in marketing to support the brand and new products through television and other advertising initiatives. In addition, freight expense increased 6.2% as a result of higher fuel costs and increased shipments to non-route customers driven by the volume increase. These increases were partially offset by lower employee-related costs. Despite the year-over-year increase in SG&A, when measured as a percentage of net sales SG&A declined to 29.8% compared to 30.0% in 2006.

    The effective tax rate for the first quarter of 2007 was 37.5% as compared to 37.6% in the first quarter of the prior year.

    David S. Marberger, executive vice president and chief financial officer, said, "We are encouraged by the volume and net sales growth in the first quarter 2007. We continue to improve our net sales price realization by better managing product returns and price promotion spending. In addition, we expect the increased marketing investment started towards the end of the first quarter to impact net sales favorably going forward. Despite the growth in volume and sales, industry-wide commodity cost increases kept the company from realizing even greater returns on the bottom line. We are committed to mitigating the impact of commodity cost increases by leveraging our fixed cost base and continuing to execute cost reduction programs."

    CONFERENCE CALL

    Tasty Baking Company management will host a conference call Wednesday, May 9, 2007, at 11:00 a.m. EDT to discuss the company's financial results and other business developments. Investors will have the opportunity to listen to the call over the Internet at Tasty Baking Company's web site, http://www.tastykake.com. On the company's homepage, click on "Webcast" under the "Our Company, Investor Relations" links. For those who cannot listen to the live web broadcast, a replay will be available shortly after the call and will remain available for ninety days on the company's website. To access a telephone replay, please call 1-888-203-1112 and enter the passcode "4708144." The telephone replay will be available from 2:00 p.m. on May 9, 2007, until Tuesday, May 15, 2007, at 11:59 p.m. EDT.

    NON-GAAP FINANCIAL MEASURES

    In addition to the reported results presented in accordance with generally accepted accounting principles (GAAP) in this press release, the company presented its performance in terms of EBITDA, which is a non-GAAP financial measure. EBITDA represents net income before interest expense, income taxes, depreciation and amortization. The company believes that this non-GAAP financial measure, viewed in addition to the company's reported GAAP results, provides useful information and greater transparency to investors in regards to the company's performance and position within its industry. The company uses this non-GAAP financial measure internally to evaluate the company's operating performance on a period over period basis and for forecasting future periods. EBITDA as presented herein is not necessarily comparable to similarly titled measures of other companies. A schedule is included that provides a reconciliation of EBITDA to net income under GAAP, the measure we believe to be most directly comparable to EBITDA.

    ABOUT TASTY BAKING COMPANY

    Tasty Baking Company (NasdaqGM: TSTY), founded in 1914 and headquartered in Philadelphia, Pennsylvania, is one of the country's leading bakers of snack cakes, pies, cookies, and donuts with manufacturing facilities in Philadelphia and Oxford, Pennsylvania. Tasty Baking Company offers more than 100 products under the Tastykake brand name. For more information on Tasty Baking Company, visit www.tastykake.com. In addition, consumers can send Tastykake products throughout the United States from the company's website or by calling 1-800-33-TASTY.

    "Safe Harbor Statement" Under the Private Securities Litigation Reform Act of 1995

    Except for historical information contained herein, the matters discussed herein are forward-looking statements (as such term is defined in the Securities Act of 1933, as amended) that are subject to risks and uncertainties that could cause actual results to differ materially from those stated or implied herein. There are a number of factors that may cause actual results to differ from these forward-looking statements, including, without limitation, the costs to lease and fit-out a new facility and relocate thereto, the risks of business interruption while transitioning to a new facility, successfully obtaining the necessary financing, possible disruption of production efficiencies arising out of the company's announcement of and subsequent reduction in workforce, the costs and availability of capital to fund improvements or new facilities, the success of marketing and sales strategies and new product development, the ability to enter new markets successfully, the price of raw materials, and general economic and business conditions. Other risks and uncertainties that may materially affect the company are provided in the company's annual reports to shareholders and the company's periodic reports filed with the Securities and Exchange Commission from time to time, including, without limitation, reports on Forms 10-K and 10-Q. Please refer to these documents for a more thorough description of these and other risk factors. There can be no assurance that the company will succeed in implementing its manufacturing and sales strategies or that estimated operating cash savings will be realized. The company assumes no obligation to update publicly or revise any forward-looking statements.


                TASTY BAKING COMPANY AND SUBSIDIARIES
             CONSOLIDATED HIGHLIGHTS OF OPERATING RESULTS
                             (Unaudited)
                  (000's, except per share amounts)

                                                    13 Weeks Ended
                                                 ---------------------
                                                 3/31/2007   4/1/2006
                                                 ---------- ----------

Gross sales                                      $  70,381  $  69,333
Less discounts and allowances                      (26,056)   (26,423)
                                                 ---------- ----------
Net sales                                           44,325     42,910

Cost of sales                                       27,961     26,820
Depreciation                                         1,652      1,543
Selling, general and administrative                 13,225     12,894
Interest expense                                       315        375
Other income, net                                     (230)      (250)
                                                 ---------- ----------

Income before provision for income taxes             1,402      1,528

Provision for income taxes                             526        574
                                                 ---------- ----------


Net income                                       $     876  $     954
                                                 ========== ==========


Average number of shares outstanding:   Basic        8,033      8,051
                                        Diluted      8,270      8,265
Per share of common stock:

Net income: Basic and Diluted                    $    0.11  $    0.12
                                                 ========== ==========

Cash Dividend                                    $    0.05  $    0.05
                                                 ========== ==========


                TASTY BAKING COMPANY AND SUBSIDIARIES
               CONSOLIDATED HIGHLIGHTS OF BALANCE SHEET
                             (Unaudited)
                               (000's)



                                                3/31/2007  12/30/2006
                                               ----------- -----------

Current assets                                 $   33,168  $   29,161
Property, plant, and equipment, net                64,237      65,384
Other assets                                       17,554      17,746
                                               ----------- -----------

    Total assets                               $  114,959  $  112,291
                                               =========== ===========



Current liabilities                            $   19,034  $   19,791
Long term debt                                     21,520      18,385
Accrued pension and other liabilities              20,184      19,781
Postretirement benefits other than pensions         5,982       6,065
Shareholders' equity                               48,239      48,269
                                               ----------- -----------

    Total liabilities and shareholders' equity $  114,959  $  112,291
                                               =========== ===========


Reconciliation of GAAP and Non-GAAP Financial Measures, as reported in the Tasty Baking Company earnings release of May 9, 2007.

The table below reconciles net income, presented in accordance with GAAP, to earnings before net interest expense, income taxes, depreciation and amortization (EBITDA), which is a non-GAAP financial measure.

($ in millions)
(unaudited)

                                         13 Weeks Ended 13 Weeks Ended
                                         -------------- --------------
                                             3/31/2007       4/1/2006
                                         -------------- --------------

Net Income                               $         0.9  $         1.0
Add: Interest expense, net                         0.1            0.2
Add: Provision for income taxes                    0.5            0.6
Add: Depreciation                                  1.7            1.5
Add: Amortization                                  0.1            0.1
                                         -------------- --------------
EBITDA                                   $         3.3  $         3.4


    CONTACT: Tasty Baking Company
             Mary C. Borneman, 215-221-8537
             Manager, Investor & Public Relations
             mary.borneman@tastykake.com
             or
             David S. Marberger, 215-221-8500
             Chief Financial Officer
             or
             Chad Ramsey, 215-221-8500
             Director, Investor Relations